Exhibit 99.1

SYSCO REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

The Company exceeds $60B in revenue for FY19

HOUSTON, August 12, 2019 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth fiscal quarter and its fiscal year ended June 29, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Sales increased 1.0% to $15.5 billion

•	Gross profit increased 2.1% to $3.0 billion; gross margin increased 21 basis points

•	Operating income increased 5.4% to $720.5 million; adjusted¹ operating income increased 6.6% to $818.1 million

•	EPS increased $0.18 to $1.03; adjusted¹ EPS increased $0.16 to $1.10

Fiscal 2019 Highlights

•	Sales increased 2.4% to $60.1 billion

•	Gross profit increased 2.9% to $11.4 billion; gross margin increased 10 basis points

•	Operating income increased 0.7% to $2.3 billion; adjusted¹ operating income increased 7.9% to $2.7 billion

•	EPS increased $0.50 to $3.20; adjusted¹ EPS increased $0.41 to $3.55

“Sysco saw improved year-over-year performance in the fourth quarter and fiscal year 2019,” said Tom Bené, Sysco’s chairman, president and chief executive officer. “We continue to focus on our customers and are furthering the progress of our transformative initiatives, which we believe will increase the ease of doing business with Sysco, position us well for the long-term and create value for our shareholders in fiscal year 2020 and beyond.”

¹

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring costs, acquisition-related costs, and transformational project costs. Specific to EPS, this year’s Certain Items include a gain on sale of Iowa Premium and foreign tax credits generated as a result of distributions to the U.S. from our foreign operations in fiscal year 2018 and last year’s Certain Items include tax benefits from a retirement plan contribution and certain impacts of tax law changes. Reconciliations of all non-GAAP measures are included in this release.

Fourth Quarter Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the fourth quarter were $10.7 billion, an increase of 2.8% compared to the same period last year. Local case volume within U.S. Broadline operations grew 1.4% for the fourth quarter, of which 1.3% was organic, while total case volume within U.S. Broadline operations grew 0.4%, of which 0.3% was organic.

Gross profit increased 2.9% to $2.1 billion, and gross margin increased 3 basis points to 20.1%, compared to the same period last year. Food cost inflation was 2.5% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the poultry, meat, and produce categories.

Operating expenses increased $57.4 million, or 4.7%, compared to the same period last year. Adjusted operating expenses increased $60.1 million, or 4.9%, due mainly to labor and supply chain costs in both warehouse and transportation.

Operating income was $874.2 million, an increase of $3.7 million, or 0.4%, compared to the same period last year. Adjusted operating income was $871.4 million, an increase of $0.9 million, or 0.1%, compared to the same period last year.

International Foodservice Operations

Sales for the fourth quarter were $2.9 billion, a decrease of 0.8% compared to the same period last year. Foreign exchange rates negatively affected total Sysco sales during the quarter by 0.8%.

Gross profit decreased 2.7% to $621.6 million, and gross margin decreased 42 basis points to 21.3%, compared to the same period last year, due mainly to both the integration of businesses and the macro environment in France.

Operating expenses decreased $35.8 million, or 6.0%, compared to the same period last year. Adjusted operating expenses decreased $33.9 million, or 6.3%, compared to the same period last year, due mainly to regionalization and expense management efforts, which was partially offset by business integration costs.

Operating income was $63.4 million, an increase of $18.5 million, or 41.0%, compared to the same period last year. Adjusted operating income was $118.1 million, an increase of $16.5 million, or 16.2%, compared to the same period last year. Foreign exchange rates negatively affected total Sysco operating income during the quarter by 0.6%.

Fiscal 2019 Results

U.S. Foodservice Operations

Sales for fiscal 2019 were $41.3 billion, an increase of 4.2% compared to the prior year. Local case volume within U.S. Broadline operations grew 3.1% for fiscal 2019, of which 2.2% was organic, while total case volume within U.S. Broadline operations grew 2.7%, of which 2.0% was organic.

Gross profit increased 4.4% to $8.2 billion, and gross margin increased 5 basis points to 20.0%, compared to the prior year. Food cost inflation was 1.5% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the frozen potato, canned and dry, paper and disposable and produce categories.

Operating expenses increased $212.8 million, or 4.4%, compared to the prior year. Adjusted operating expenses increased $214.5 million, or 4.4%, compared to the same period last year, due mainly to supply chain costs in both warehouse and transportation.

Operating income was $3.2 billion, an increase of $136.0 million, or 4.4%, compared to the same period last year. Adjusted operating income was $3.2 billion, an increase of $134.3 million, or 4.4%, compared to the prior year.

International Foodservice Operations

Sales for fiscal 2019 were $11.5 billion, a decrease of $25.5 million, or 0.2% compared to the prior year. Foreign exchange rates negatively affected total Sysco sales during the year by 0.8%.

Gross profit decreased 1.8% to $2.4 billion, and gross margin decreased 34 basis points to 20.8%, compared to the prior year, due mainly to both the integration of businesses and the macro environment in France.

Operating expenses increased $23.6 million, or 1.1%, compared to the prior year. Adjusted operating expenses decreased $79.1 million, or 3.7%, compared to the prior year, due mainly to realized efficiencies from investments in supply chain transformation and business integration.

Operating income was $125.4 million, a decrease of $68.4 million, or 35.3%, compared to the prior year. Adjusted operating income was $354.8 million, an increase of $34.3 million, or 10.7%, compared to the prior year. Foreign exchange rates negatively affected total Sysco operating income during fiscal 2019 by 0.5%.

Capital Spending and Cash Flow

Cash flow from operations was $2.4 billion for fiscal 2019, which was $255.8 million higher compared to the prior year. Free cash flow¹ for fiscal 2019 was $1.7 billion, which was $249.9 million higher compared to the prior year.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $671.5 million for fiscal 2019, which was $5.9 million higher compared to the prior year.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s fourth quarter fiscal 2019 financial results on Monday, August 12, 2019, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

¹

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included in this release.

Key Highlights:

	13-Week Period Ended		52-Week Period Ended
Financial Comparison:	June 29, 2019	Change	June 29, 2019	Change
Sales	$15.5 billion	1.0%	$60.1 billion	2.4%
Gross profit	$3.0 billion	2.1%	$11.4 billion	2.9%
Gross Margin	19.25%	21 bps	18.98%	10 bps
GAAP:
Operating expenses	$2.3 billion	1.2%	$9.1 billion	3.5%
Certain Items	$97.5 million	16.8%	$403.1 million	83.8%
Operating Income	$720.5 million	5.4%	$2.3 billion	0.7%
Operating Margin	4.66%	19 bps	3.88%	-6 bps
Certain Items in Other expense (income), net	$66.3 million	NM	$66.3 million	NM
Net Earnings	$535.8 million	19.3%	$1.7 billion	17.0%
Diluted Earnings Per Share	$1.03	21.3%	$3.20	18.3%
Non-GAAP (1):
Operating Expenses	$2.2 billion	0.6%	$8.7 billion	1.4%
Operating Income	$818.1 million	6.6%	$2.7 billion	7.9%
Operating Margin	5.29%	28 bps	4.55%	23 bps
Net Earnings	$573.0 million	15.1%	$1.9 billion	11.9%
Diluted Earnings Per Share (2)	$1.10	16.9%	$3.55	13.1%
Case Growth:
U.S. Broadline	0.4%		2.7%
Local	1.4%		3.1%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.49%	29 bps	38.09%	27 bps
Local	47.62%	31 bps	47.11%	50 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates approximately 323 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the fourth quarter of fiscal 2019 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations that our four strategic priorities, which include the customer experience, delivering operational excellence, optimizing the business and activating the power of our people, will accelerate our current growth and guide us into the future; our expectations regarding our adjusted operating income growth target and our ability to meet our target; our expectations regarding debt amortization; our expectations regarding inflation and the drivers of inflation; our expectations regarding future expenses associated with our multi-employer pension plans; our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding our recruiting, onboarding and retention initiatives; our expectations regarding initiatives that will drive cost improvement and enhance customer service, including (i) the Finance Transformation Roadmap and our expectation that we will receive financial benefits from this initiative during fiscal 2020 and beyond, (ii) Smart Spending and our expectation that we will receive financial benefits from this initiative during fiscal 2020 and beyond, (iii) Canadian Regionalization and our expectation that this initiative will contribute to increased cost savings and that we will receive financial benefits from this initiative during fiscal 2020 and beyond, and (iv) Administrative Expenses and our expectation that this initiative, which includes our new streamlined organizational and business unit structure, will drive costs out of the business and that we will receive financial benefits from this initiative during fiscal 2020 and beyond; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace and our expectations regarding the ability of our overall integration and supply chain transformation to deliver the anticipated long-term benefits under our three-year plan; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding our ability to create a more focused and agile organization to better meet the changing needs of our customers; our expectations regarding our overall effective tax rate in 2020; our plans to increase the amount of our share repurchases in fiscal 2020; our expectations regarding the amount of our capital expenditures in fiscal 2020; and our expectations with respect to achieving our three-year financial targets through fiscal 2020.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 30, 2018, as filed with the SEC, and our subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the third quarter of fiscal 2019. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	Jun. 29, 2019	Jun. 30, 2018	Jun. 29, 2019	Jun. 30, 2018
Sales	$15,474,862	$15,315,906	$60,113,922	$58,727,324
Cost of sales	12,495,670	12,399,197	48,704,935	47,641,933

Gross profit	2,979,192	2,916,709	11,408,987	11,085,391
Operating expenses	2,258,662	2,232,773	9,078,837	8,771,335

Operating income	720,530	683,936	2,330,150	2,314,056
Interest expense	89,780	92,468	360,423	395,483
Other expense (income), net	(51,558)	(1,688)	(36,109)	(37,651)

Earnings before income taxes	682,308	593,156	2,005,836	1,956,224
Income taxes	146,542	144,228	331,565	525,458

Net earnings	$535,766	$448,928	$1,674,271	$1,430,766

Net earnings:
Basic earnings per share	$1.04	$0.86	$3.24	$2.74
Diluted earnings per share	1.03	0.85	3.20	2.70
Average shares outstanding	514,646,741	521,298,942	516,890,581	522,926,914
Diluted shares outstanding	520,060,241	528,053,652	523,381,124	529,089,854

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Jun. 29, 2019	Jun. 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$513,460	$552,325
Accounts and notes receivable, less allowances of $28,176 and $25,768	4,181,696	4,073,723
Inventories	3,216,034	3,125,413
Prepaid expenses and other current assets	210,582	187,880
Income tax receivable	19,733	64,112

Total current assets	8,141,505	8,003,453
Plant and equipment at cost, less accumulated depreciation	4,501,705	4,521,660
Other long-term assets
Goodwill	3,896,226	3,955,485
Intangibles, less amortization	857,301	979,812
Deferred income taxes	80,760	83,666
Other assets	489,025	526,328

Total other long-term assets	5,323,312	5,545,291

Total assets	$17,966,522	$18,070,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$3,957	$4,176
Accounts payable	4,314,620	4,136,482
Accrued expenses	1,729,941	1,608,966
Accrued income taxes	17,343	56,793
Current maturities of long-term debt	37,322	782,329

Total current liabilities	6,103,183	6,588,746
Long-term liabilities
Long-term debt	8,122,058	7,540,765
Deferred income taxes	172,232	319,124
Other long-term liabilities	1,031,020	1,077,163

Total long-term liabilities	9,325,310	8,937,052
Commitments and contingencies
Noncontrolling interest	35,426	37,649
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,457,419	1,383,619
Retained earnings	11,229,679	10,348,628
Accumulated other comprehensive loss	(1,599,729)	(1,409,269)
Treasury stock at cost, 252,297,926 and 244,533,248 shares	(9,349,941)	(8,581,196)

Total shareholders’ equity	2,502,603	2,506,957

Total liabilities and shareholders’ equity	$17,966,522	$18,070,404

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	52-Week Period Ended
	Jun. 29, 2019	Jun. 30, 2018
Cash flows from operating activities:
Net earnings	$1,674,271	$1,430,766
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	104,904	93,841
Depreciation and amortization	763,935	765,498
Amortization of debt issuance and other debt-related costs	21,382	28,474
Gain on sale of business	(66,309)	—
Loss on extinguishment of debt	—	53,104
Deferred income taxes	(126,719)	187,908
Provision for losses on receivables	62,946	21,448
Other non-cash items	(3,172)	3,986
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(203,458)	(37,457)
(Increase) in inventories	(114,667)	(89,737)
(Increase) in prepaid expenses and other current assets	(18,535)	(19,643)
Increase in accounts payable	246,420	76,897
Increase in accrued expenses	137,517	47,105
Increase (decrease) in accrued income taxes	4,929	(10,652)
(Increase) in other assets	(21,346)	(81,104)
(Decrease) in other long-term liabilities	(50,891)	(315,054)

Net cash provided by operating activities	2,411,207	2,155,380

Cash flows from investing activities:
Additions to plant and equipment	(692,391)	(687,815)
Proceeds from sales of plant and equipment	20,941	22,255
Acquisition of businesses, net of cash acquired	(106,616)	(248,105)
Proceeds from sale of business	149,879	—
Purchase of marketable securities	(116,440)	—
Other investing activities	1,772	3,252

Net cash used for investing activities	(742,855)	(910,413)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	132,100	(119,700)
Other debt borrowings	388,180	1,000,599
Other debt repayments	(790,250)	(552,036)
Tender and redemption premiums for senior notes	—	(281,762)
Proceeds from stock option exercises	253,135	268,751
Treasury stock purchases	(1,022,033)	(978,901)
Dividends paid	(775,430)	(722,158)
Other financing activities (1)	(22,976)	(25,262)

Net cash used for financing activities	(1,837,274)	(1,410,469)

Effect of exchange rates on cash, cash equivalents and restricted cash	(14,677)	11,844

Net decrease in cash and cash equivalents (2)	(183,599)	(153,658)
Cash, cash equivalents and restricted cash at beginning of period	715,844	869,502

Cash, cash equivalents and restricted cash at end of period	$532,245	$715,844

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$346,670	$301,672
Income taxes	531,103	268,384

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below and elsewhere herein of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

Our results of operations for fiscal 2019 and 2018 were also impacted by the following acquisition-related items: (1) intangible amortization expense and (2) integration costs.

Fiscal 2019 results of operations were impacted by a gain on the sale of Iowa Premium. In addition, fiscal 2018 results of operations were impacted by multiemployer pension plan (MEPP) withdrawal charges and debt extinguishment charges. Sysco’s results of operations for fiscal 2019 and 2018 were also impacted by reform measures from the Tax Act enacted on December 22, 2017. The impact for fiscal 2019 and 2018 includes a transition tax on certain unrepatriated earnings of foreign subsidiaries, and the impact for fiscal 2019 also includes the recognition of a foreign tax credit. The impact for fiscal 2018 includes: (1) a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax liabilities and deferred tax assets due to the changes in tax rates; and (2) a benefit from contributions made to fund the U.S. Retirement Plan (Pension Plan).

The fiscal 2019 and 2018 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” All acquisition-related costs in fiscal 2019 and 2018 that have been designated as Certain Items relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition).

Management believes that adjusting its operating expenses, operating income, interest expense, other income, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2019 and fiscal 2018.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Jun. 29, 2019	13-Week Period Ended Jun. 30, 2018	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,258,662	$2,232,773	$25,889	1.2%
Impact of restructuring and transformational project costs (1)	(77,753)	(46,313)	(31,440)	67.9
Impact of acquisition-related costs (2)	(19,789)	(37,230)	17,441	-46.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,161,120	$2,149,230	$11,890	0.6%

Operating income (GAAP)	$720,530	$683,936	$36,594	5.4%
Impact of restructuring and transformational project costs (1)	77,753	46,313	31,440	67.9
Impact of acquisition-related costs (2)	19,789	37,230	(17,441)	-46.8

Operating income adjusted for Certain Items (Non-GAAP)	$818,072	$767,479	$50,593	6.6%

Other (income) expense (GAAP)	$(51,558)	$(1,688)	$(49,870)	NM
Impact of gain on sale of Iowa Premium	66,309	—	66,309	NM

Other (income) expense (Non-GAAP)	$14,751	$(1,688)	$16,439	NM

Net earnings (GAAP)	$535,766	$448,928	$86,838	19.3%
Impact of restructuring and transformational project costs (1)	77,753	46,313	31,440	67.9
Impact of acquisition-related costs (2)	19,789	37,230	(17,441)	-46.8
Impact of gain on sale of Iowa Premium	(66,309)	—	(66,309)	NM
Tax impact of restructuring and transformational project costs (3)	(16,891)	(13,299)	(3,592)	27.0
Tax impact of acquisition-related costs (3)	(4,352)	(8,940)	4,588	-51.3
Tax impact of gain on sale of Iowa Premium	18,119	—	18,119	NM
Impact of U.S. transition tax	2,631	(35,000)	37,631	NM
Impact of France and U.K. tax law changes	6,464	(1,569)	8,033	NM
Impact of repatriation of certain international earnings (4)	—	24,208	(24,208)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$572,970	$497,871	$75,099	15.1%

Diluted earnings per share (GAAP)	$1.03	$0.85	$0.18	21.3%
Impact of restructuring and transformational project costs (1)	0.15	0.09	0.06	66.7
Impact of acquisition-related costs (2)	0.04	0.07	(0.03)	-42.9
Impact of gain on sale of Iowa Premium	(0.13)	—	(0.13)	NM
Tax impact of restructuring and transformational project costs (3)	(0.03)	(0.03)	—	—
Tax impact of acquisition-related costs (3)	(0.01)	(0.02)	0.01	-50.0
Tax impact of gain on sale of Iowa Premium	0.03	—	0.03	NM
Impact of U.S. transition tax	0.01	(0.07)	0.08	NM
Impact of France and U.K. tax law changes	0.01	—	0.01	NM
Impact of repatriation of certain international earnings (4)	—	0.05	(0.05)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$1.10	$0.94	$0.16	16.9%

Diluted shares outstanding	520,060,241	528,053,652

(1)

Fiscal 2019 includes $37 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $41 million related to restructuring, facility closure and severance charges. Fiscal 2018 includes $22 million related to business technology costs and professional fees on three-year financial objectives and $18 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $19 million and $30 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes. Fiscal 2018 includes $4 million in integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)	Represents the expense from foreign withholding tax incurred obtained through the repatriation of certain international earnings, partially offset by tax credits.
(5)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended Jun. 29, 2019	52-Week Period Ended Jun. 30, 2018	Change in Dollars	Period % Change
Operating expenses (GAAP)	$9,078,837	$8,771,335	$307,502	3.5%
Impact of restructuring and transformational project costs (1)	(325,300)	(109,524)	(215,776)	NM
Impact of acquisition-related costs (2)	(77,832)	(108,136)	30,304	-28.0
Impact of MEPP charge	—	(1,700)	1,700	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$8,675,705	$8,551,975	$123,730	1.4%

Operating income (GAAP)	$2,330,150	$2,314,056	$16,094	0.7%
Impact of restructuring and transformational project costs (1)	325,300	109,524	215,776	NM
Impact of acquisition-related costs (2)	77,832	108,136	(30,304)	-28.0
Impact of MEPP charge	—	1,700	(1,700)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$2,733,282	$2,533,416	$199,866	7.9%

Interest expense (GAAP)	$360,423	$395,483	$(35,060)	-8.9%
Impact of loss on extinguishment of debt	—	(53,104)	53,104	NM

Interest expense adjusted for Certain Items (Non-GAAP)	$360,423	$342,379	$18,044	5.3%

Other (income) expense (GAAP)	$(36,109)	$(37,651)	$1,542	-4.1%
Impact of gain on sale of Iowa Premium	66,309	—	66,309	NM

Other (income) expense (Non-GAAP)	$30,200	$(37,651)	$67,851	NM

Net earnings (GAAP)	$1,674,271	$1,430,766	$243,505	17.0%
Impact of restructuring and transformational project costs (1)	325,300	109,524	215,776	NM
Impact of acquisition-related costs (2)	77,832	108,136	(30,304)	-28.0
Impact of gain on sale of Iowa Premium	(66,309)	—	(66,309)	NM
Impact of MEPP charge	—	1,700	(1,700)	NM
Impact of loss on extinguishment of debt	—	53,104	(53,104)	NM
Tax impact of restructuring and transformational project costs (3)	(81,722)	(34,024)	(47,698)	NM
Tax impact of acquisition-related costs (3)	(19,553)	(26,172)	6,619	-25.3
Tax impact of gain on sale of Iowa Premium	18,119	—	18,119	NM
Tax impact of MEPP charge (3)	—	(573)	573	NM
Tax impact of loss on extinguishment of debt (3)	—	(18,225)	18,225	NM
Tax impact of Pension Plan contribution (3)	—	(44,424)	44,424	NM
Impact of foreign tax credit benefit	(95,067)	—	(95,067)	NM
Impact of US transition tax	17,516	80,000	(62,484)	-78.1
Impact of France, U.K. and Sweden tax law changes	6,464	(9,706)	16,170	NM
Impact of US balance sheet remeasurement from tax law change	—	(14,477)	14,477	NM
Impact of repatriation of certain international earnings (4)	—	24,208	(24,208)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$1,856,851	$1,659,837	$197,014	11.9%

Diluted earnings per share (GAAP)	$3.20	$2.70	$0.50	18.3%
Impact of restructuring and transformational project costs (1)	0.62	0.21	0.41	NM
Impact of acquisition-related costs (2)	0.15	0.20	(0.05)	-25.0
Impact of gain on sale of Iowa Premium	(0.13)	—	(0.13)	NM
Impact of loss on extinguishment of debt	—	0.10	(0.10)	NM
Tax impact of restructuring and transformational project costs (3)	(0.16)	(0.06)	(0.10)	NM
Tax impact of acquisition-related costs (3)	(0.04)	(0.05)	0.01	-20.0
Tax impact of gain on sale of Iowa Premium	0.03	—	0.03	NM
Tax impact of loss on extinguishment of debt (3)	—	(0.03)	0.03	NM
Tax impact of Pension Plan contribution (3)	—	(0.08)	0.08	NM
Impact of foreign tax credit benefit	(0.18)	—	(0.18)	NM
Impact of U.S. transition tax	0.03	0.15	(0.12)	-80.0
Impact of France, U.K. and Sweden tax law changes	0.01	(0.02)	0.03	NM
Impact of US balance sheet remeasurement from tax law change	—	(0.03)	0.03	NM
Impact of repatriation of certain international earnings (4)	—	0.05	(0.05)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$3.55	$3.14	$0.41	13.1%

Diluted shares outstanding	523,381,124	529,089,854

(1)

Fiscal 2019 includes $151 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, of which $18 million relates to accelerated depreciation related to software that is being replaced, and $174 million related to severance, restructuring and facility closure charges in Europe, Canada and at Corporate, of which $61 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France. Fiscal 2018 includes $70 million related to business technology costs and professional fees on three-year financial objectives and $33 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $77 million and $81 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $1 million and $18 million, respectively, related to integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)	Represents the expense from foreign withholding tax incurred obtained through the repatriation of certain international earnings, partially offset by tax credits.
(5)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Jun. 29, 2019	13-Week Period Ended Jun. 30, 2018	Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$10,696,389	$10,407,601	$288,788	2.8%
Gross Profit	2,147,852	2,086,823	61,029	2.9%
Gross Margin	20.08%	20.05%		3 bps
Operating expenses (GAAP)	$1,273,696	$1,216,333	$57,363	4.7%
Impact of restructuring and transformational project costs (1)	2,755	—	2,755	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,276,451	$1,216,333	$60,118	4.9%

Operating income (GAAP)	874,156	870,490	3,666	0.4%
Impact of restructuring and transformational project costs (1)	(2,755)	—	(2,755)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$871,401	$870,490	$911	0.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,923,601	$2,947,016	$(23,415)	-0.8%
Gross Profit	621,636	638,992	(17,356)	-2.7%
Gross Margin	21.26%	21.68%		-42 bps
Operating expenses (GAAP)	$558,193	$594,002	$(35,809)	-6.0%
Impact of restructuring and transformational project costs (2)	(35,359)	(23,615)	(11,744)	49.7
Impact of acquisition-related costs (3)	(19,305)	(33,003)	13,698	-41.5

Operating expenses adjusted for Certain Items (Non-GAAP)	$503,529	$537,384	$(33,855)	-6.3%

Operating income (GAAP)	$63,443	$44,990	$18,453	41.0%
Impact of restructuring and transformational project costs (2)	35,359	23,615	11,744	49.7
Impact of acquisition related costs (3)	19,305	33,003	(13,698)	-41.5

Operating income adjusted for Certain Items (Non-GAAP)	$118,107	$101,608	$16,499	16.2%

SYGMA
Sales	$1,548,952	$1,677,464	$(128,512)	-7.7%
Gross Profit	128,860	135,837	(6,977)	-5.1%
Gross Margin	8.32%	8.10%		22 bps
Operating expenses (GAAP)	$118,293	$124,194	$(5,901)	-4.8%
Impact of restructuring and transformational project costs (4)	(2,241)	—	(2,241)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$116,052	$124,194	$(8,142)	-6.6%

Operating income	$10,567	$11,643	$(1,076)	-9.2%
Impact of restructuring and transformational project costs (4)	2,241	—	2,241	NM

Operating income adjusted for Certain Items (Non-GAAP)	$12,808	$11,643	$1,165	10.0%

OTHER *
Sales	$305,920	$283,825	$22,095	7.8%
Gross Profit	73,783	69,316	4,467	6.4%
Gross Margin	24.12%	24.42%		-30 bps
Operating expenses	$60,364	$51,903	$8,461	16.3%
Operating income	13,419	17,413	(3,994)	-22.9%
CORPORATE
Gross Profit	$7,061	$(14,259)	$21,320	NM
Operating expenses (GAAP)	$248,116	$246,341	$1,775	0.7%
Impact of restructuring and transformational project costs (5)	(42,908)	(22,698)	(20,210)	89.0
Impact of acquisition-related costs (6)	(484)	(4,228)	3,744	-88.6

Operating expenses adjusted for Certain Items (Non-GAAP)	$204,724	$219,415	$(14,691)	-6.7%

Operating income (GAAP)	$(241,055)	$(260,600)	$19,545	-7.5%
Impact of restructuring and transformational project costs (5)	42,908	22,698	20,210	89.0
Impact of acquisition-related costs (6)	484	4,228	(3,744)	-88.6

Operating income adjusted for Certain Items (Non-GAAP)	$(197,663)	$(233,674)	$36,011	-15.4%

TOTAL SYSCO
Sales	$15,474,862	$15,315,906	$158,956	1.0%
Gross Profit	2,979,192	2,916,709	62,483	2.1%
Gross Margin	19.25%	19.04%		21 bps
Operating expenses (GAAP)	$2,258,662	$2,232,773	$25,889	1.2%
Impact of restructuring and transformational project costs (1) (2) (4) (5)	(77,753)	(46,313)	(31,440)	67.9
Impact of acquisition-related costs (3) (6)	(19,789)	(37,231)	17,442	-46.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,161,120	$2,149,229	$11,891	0.6%

Operating income (GAAP)	$720,530	$683,936	$36,594	5.4%
Impact of restructuring and transformational project costs (1) (2) (4) (5)	77,753	46,313	31,440	67.9
Impact of acquisition-related costs (3) (4)	19,789	37,231	(17,442)	-46.8

Operating income adjusted for Certain Items (Non-GAAP)	$818,072	$767,480	$50,592	6.6%

*	Segment has no applicable Certain items
(1)	Includes charges related to business transformation projects.
(2)	Includes restructuring, facility closure and severance costs in Europe and Canada.
(3)	Fiscal 2019 and fiscal 2018 include $19 million and $30 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(4)	Includes charges related to facility closures and other restructuring charges.
(5)	Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy, and severance charges related to restructuring.
(6)	Fiscal 2018 included $4 million in integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended Jun. 29, 2019	52-Week Period Ended Jun. 30, 2018	Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$41,288,188	$39,642,263	$1,645,925	4.2%
Gross Profit	8,249,027	7,900,276	348,751	4.4%
Gross Margin	19.98%	19.93%		5 bps
Operating expenses (GAAP)	$5,056,211	$4,843,459	$212,752	4.4%
Impact of MEPP charge	—	(1,700)	1,700	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$5,056,211	$4,841,759	$214,452	4.4%

Operating income (GAAP)	3,192,816	3,056,817	135,999	4.4%
Impact of MEPP charge	—	1,700	(1,700)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$3,192,816	$3,058,517	$134,299	4.4%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$11,493,040	$11,518,565	$(25,525)	-0.2%
Gross Profit	2,392,179	2,436,968	(44,789)	-1.8%
Gross Margin	20.81%	21.16%		-34 bps
Operating expenses (GAAP)	$2,266,736	$2,243,104	$23,632	1.1%
Impact of restructuring and transformational project costs (1)	(152,852)	(36,667)	(116,185)	NM
Impact of acquisition-related costs (2)	(76,530)	(90,004)	13,474	-15.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,037,354	$2,116,433	$(79,079)	-3.7%

Operating income (GAAP)	$125,443	$193,864	$(68,421)	-35.3%
Impact of restructuring and transformational project costs (1)	152,852	36,667	116,185	NM
Impact of acquisition related costs (2)	76,530	90,004	(13,474)	-15.0

Operating income adjusted for Certain Items (Non-GAAP)	$354,825	$320,535	$34,290	10.7%

SYGMA
Sales	$6,244,328	$6,557,033	$(312,705)	-4.8%
Gross Profit	505,638	511,278	(5,640)	-1.1%
Gross Margin	8.10%	7.80%		30 bps
Operating expenses (GAAP)	$477,858	$486,960	$(9,102)	-1.9%
Impact of restructuring and transformational project costs (3)	(2,609)	—	(2,609)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$475,249	$486,960	$(11,711)	-2.4%

Operating income (GAAP)	$27,780	$24,318	$3,462	14.2%
Impact of restructuring and transformational project costs (3)	2,609	—	2,609	NM

Operating income adjusted for Certain Items (Non-GAAP)	$30,389	$24,318	$6,071	25.0%

OTHER *
Sales	$1,088,366	$1,009,463	$78,903	7.8%
Gross Profit	272,697	263,363	9,334	3.5%
Gross Margin	25.06%	26.09%		-103 bps
Operating expenses	236,849	223,878	12,971	5.8%
Operating income	35,848	39,485	(3,637)	-9.2%
CORPORATE
Gross Profit	$(10,554)	$(26,494)	$15,940	-60.2%
Operating expenses (GAAP)	$1,041,183	$973,934	$67,249	6.9%
Impact of restructuring and transformational project costs (4)	(169,838)	(72,857)	(96,981)	NM
Impact of acquisition-related costs (5)	(1,302)	(18,132)	16,830	-92.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$870,043	$882,945	$(12,902)	-1.5%

Operating income (GAAP)	$(1,051,737)	$(1,000,428)	$(51,309)	5.1%
Impact of restructuring and transformational project costs (4)	169,838	72,857	96,981	NM
Impact of acquisition-related costs (5)	1,302	18,132	(16,830)	-92.8

Operating income adjusted for Certain Items (Non-GAAP)	$(880,597)	$(909,439)	$28,842	-3.2%

TOTAL SYSCO
Sales	$60,113,922	$58,727,324	$1,386,598	2.4%
Gross Profit	11,408,987	11,085,391	323,596	2.9%
Gross Margin	18.98%	18.88%		10 bps
Operating expenses (GAAP)	$9,078,837	$8,771,335	$307,502	3.5%
Impact of restructuring and transformational project costs (1) (3) (4)	(325,299)	(109,524)	(215,775)	NM
Impact of acquisition-related costs (2) (5)	(77,832)	(108,136)	30,304	-28.0
Impact of MEPP charge	—	(1,700)	1,700	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$8,675,706	$8,551,975	$123,731	1.4%

Operating income (GAAP)	$2,330,150	$2,314,056	$16,094	0.7%
Impact of restructuring and transformational project costs (1) (3) (4)	325,299	109,524	215,775	NM
Impact of acquisition-related costs (2) (5)	77,832	108,136	(30,304)	-28.0
Impact of MEPP charge	—	1,700	(1,700)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$2,733,281	$2,533,416	$199,865	7.9%

*	Segment has no applicable Certain items
(1)	Includes $61 million of restructuring charges in France and other restructuring, severance and facility closure costs in Europe and Canada.
(2)	Fiscal 2019 and fiscal 2018 include $77 million and $81 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(3)	Includes charges related to facility closures and other restructuring charges.
(4)

Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $18 million of accelerated depreciation on software that is being replaced, and severance charges related to restructuring.

(5)	Fiscal 2019 and fiscal 2018 include $1 million and $18 million, respectively, related to integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	52-Week Period Ended Jun. 29, 2019	52-Week Period Ended Jun. 30, 2018	52-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$2,411,207	$2,155,380	$255,827
Additions to plant and equipment	(692,391)	(687,815)	(4,576)
Proceeds from sales of plant and equipment	20,941	22,255	(1,314)

Free Cash Flow (Non-GAAP)	$1,739,757	$1,489,820	$249,937